Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher J. Walsh and Dannette L. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign an Annual Report on Form 10-K for the year ended December 31, 2008 for UnitedHealth Group Incorporated, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the date set forth below.

/s/ William C. Ballard, Jr. William C. Ballard, Jr. Director Dated: February 9, 2009	/s/ Douglas W. Leatherdale Douglas W. Leatherdale Director Dated: February 11, 2009

/s/ Richard T. Burke Richard T. Burke Director Dated: February 6, 2009	/s/ Glenn M. Renwick Glenn M. Renwick Director Dated: February 9, 2009

/s/ Robert J. Darretta Robert J. Darretta Director Dated: February 9, 2009	/s/ Gail R. Wilensky, Ph.D. Gail R. Wilensky, Ph.D. Director Dated: February 6, 2009

/s/ Michele J. Hooper Michele J. Hooper Director Dated: February 9, 2009